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                                                              File No. 070-09553


                           (Withdrawal of Application)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM U-1

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                                 AMENDMENT NO. 6

                        (POST-EFFECTIVE AMENDMENT NO. 4)

                                       TO

                                   APPLICATION

                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

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ChevronTexaco Corporation                            Chevron U.S.A. Inc.
6001 Bollinger Canyon Road                           6001 Bollinger Canyon Road
San Ramon, California 94583                          San Ramon, California 94583

                   (Names of companies filing this statement and
                    addresses of principal executive offices)


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                                      None

 (Name of top registered holding company parent of each applicant or declarant)

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                               David R. Stevenson
                            Associate General Counsel
                          ChevronTexaco Law Department
                               Chevron U.S.A. Inc.
                          1111 Bagby Street, Room 4064
                              Houston, Texas 77002

                   (Name and address of agent for service)

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                 The Commission is also requested to send copies
            of any communications in connection with this matter to:

                                  James R. Doty
                               Joanne C. Rutkowski
                               Baker Botts L.L.P.
                                   The Warner
                         1299 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20004-2400

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                          WITHDRAWAL OF U-1 APPLICATION

         ChevronTexaco Corporation ("ChevronTexaco") and Chevron U.S.A. Inc. ("Chevron USA" and collectively with ChevronTexaco, the "Applicants") respectfully withdraw their Application for an order granting an exemption under
Section 3(a)(3) of the Public Utility Holding Company Act of 1935 (the "Act").

BACKGROUND

         A. Application for Exemption

         On October 4, 1999, Applicants and Illinova Corporation ("Illinova") filed an Application seeking a finding that, upon the consummation of the transactions described therein, neither ChevronTexaco nor Chevron USA would constitute a holding company within the meaning of Section 2(a)(7) of the 1935 Act, or, in the alternative, that ChevronTexaco and Chevron USA would be exempt from all provisions of the Act other than Section 9(a)(2), pursuant to Section 3(a)(3) of the Act. The filing also explained why the applicants believed that no approval was required under Section 9(a)(2) of the Act. In the alternative, the applicants requested that the Commission find that the transaction was consistent with Section 10 of the Act and approve it pursuant to Section 9(a)(2).(1) Applicant's need for exemption from regulation as a registered holding company under the Act arose as a result of Chevron USA's approximately 26% equity interest in Dynegy Inc. ("Dynegy") and a proposed merger (the "Transaction") of Dynegy with Illinova, the parent company of Illinois Power Co. ("Illinois Power"), a public-utility company.

         The Commission issued a notice of the proposed Transaction on November 19, 1999.(2) There were no requests for hearing and/or interventions. By order dated December 27, 1999 (the "Acquisition Order"),(3) the Commission authorized the Transaction. As a result of the Transaction, Applicants indirectly acquired more than 10% of the voting securities of Illinois Power.(4) In doing so, each of the Applicants became "only incidentally" a holding company under Section 3(a)(3) of the Act. Applicants' minority interest in Illinois Power came about solely because Applicants consented to and facilitated the Transaction initiated and sought by

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(1) The Application was filed after a series of discussions with and submissions to the Staff, including an application on Form U-1 that was filed in hard copy but not via EDGAR on August 27, 1999. Because this application was never filed on EDGAR, EDGAR lists Amendment No. 1 as the original application.

(2) Holding Co. Release No. 27105 (Nov. 19, 1999).

(3) Holding Co. Release No. 27122 (Dec. 27, 1999).

(4) Specifically, following the acquisition, ChevronTexaco indirectly owned approximately 28% of Dynegy which, in turn, owned all of the outstanding voting securities of Illinova, the parent company of Illinois Power.

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Dynegy and Illinova, and not through efforts by Applicants to engage directly or indirectly in the public-utility business or to acquire a public-utility company or public utility holding company.

         On January 27, 2000, ChevronTexaco and Chevron USA filed an application for an order of exemption pursuant to Section 3(a)(3) of the Act (the "Exemptive Application").(5) The Exemptive Application was amended twice in June 2003.(6) Since the consummation of the Transaction, Applicants have relied upon the exemption provided by Section 3(c) of the Act:

          The filing of an application in good faith under subsection (a) by a person other than a registered holding company shall exempt the applicant from any obligation, duty, or liability imposed in this title upon the applicant as a holding company until the Commission has acted upon such application.

         B. Illinois Power Transaction

         On September 30, 2004, Ameren Corporation acquired from Illinova 100% of the outstanding common shares and approximately 73% of the preferred shares of Illinois Power (the "Illinois Power Transaction"). As a result of the Illinois Power Transaction, Applicants no longer hold, directly or indirectly, more than 10% of the voting securities of Illinois Power.

WITHDRAWAL OF APPLICATION

         Because Applicants no longer hold, directly or indirectly, more than 10% of the voting securities of Illinois Power, Applicants' request for exempt status under the Act has been mooted. Accordingly, by this filing, Applicants respectfully withdraw their Application for an order granting an exemption under
Section 3(a)(3) of the Act.

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(5) Amendment No. 4 (Post-Effective Amendment No. 1) filed January 27, 2000.

(6) Amendment No. 5 (Post-Effective Amendment No. 2) filed June 25, 2003, and Amendment No. 5 (Post-Effective Amendment No. 3) filed June 27, 2003.

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                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.

CHEVRONTEXACO CORPORATION

By:  /s/ Ray I. Wilcox
   -----------------------------------
   Ray I. Wilcox
   Vice-President

CHEVRON U.S.A. INC.

By:  /s/ Ray I. Wilcox
   -----------------------------------
   Ray I. Wilcox
   President

Date:  October 20, 2004